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                                                                    Exhibit 4.12

The undersigned holder of the Series B Preferred Shares and/or Series C Preferred Shares of LDK Solar Co., Ltd. (the "Company") has received a copy of the unaudited consolidated income statements of the Company Group (as that term is defined in the Share Purchase Agreement between the Company and the holders of the Series B Preferred Shares, dated September 15, 2006 (the "Series B SPA"), and the Share Purchase Agreement between the Company and the holders of the Series C Preferred Shares, dated December 15, 2006 (the "Series C SPA")) for the three-month period ended March 31, 2007 that has been reviewed by KPMG in accordance with US GAAP (the "Unaudited First Quarter Financial Statements"). According to the Unaudited First Quarter Financial Statements, the Net Income of the Company (as defined in the Unaudited First Quarter Financial Statements) for the three months ended March 31, 2007 are US$24,534,000.

Notwithstanding the provisions in the Series B SPA or the Series C SPA and subject to the provisions set forth in the paragraph immediately below, the undersigned holder of the Series B Preferred Shares and/or Series C Preferred Shares agrees that, if the Company completes its public filing of the F-1 registration statement on or before May 31, 2007, its final ownership in the Company shall remain unchanged as its Initial Ownership in the Company on the basis of the Net Income as stated in the Unaudited First Quarter Financial Statements.

Please note this confirmation is based solely on the Net Income of the Company for the three-month period ended March 31, 2007 that are contained in the Unaudited First Quarter Financial Statements provided by the Company to the undersigned. The undersigned has not conducted any independent verification of such numbers or has not otherwise conducted an independent review or audit of the Company's financial statements for the three months ended March 31, 2007. In the event (i) the financial statements of the three-month period ended March 31, 2007 are revised in any aspect prior to the completion of the Company's Qualified IPO on the NYSE; or (ii) the Company fails to complete its public filing of the F-1 registration statement on or before May 31, 2007; or (iii) the Company fails to complete a Qualified IPO on the NYSE within two months after its public filing of the F-1 registration statement, the confirmation stated above with respect to both the Net Income and the applicable review period shall be null and void, and the rights of the undersigned with respect to the adjustment of its final ownership in the Company as set forth in Section 2.4 of the Series B SPA and/or Section 2.4 of the Series C SPA shall remain in full force and effect.


Dated as of April 30, 2007


HOLDER OF SERIES B PREFERRED SHARES         HOLDER OF SERIES C PREFERRED SHARES


/s/ Catherine Cao                           /s/ Catherine Cao
-------------------                         -------------------
Dr. Catherine Cao                           Dr. Catherine Cao

China Environment Fund 2004                 China Environment Fund 2002